Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Virtus Alternative Solutions Trust of our report dated December 21, 2023, relating to the financial statements and financial highlights, which appears in the Virtus Duff & Phelps Select MLP and Energy Fund and Virtus KAR Long/Short Equity Fund Form N-CSR for the year ended October 31, 2023. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Financial Statements”, Non-Public Portfolio Holdings Information and “Glossary” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 26, 2024